AGREEMENT
                                    ---------

     made as of the 4th day of June, 1980, by and between:

     Advanced Products Beer Sheva Ltd. (AP) and the Ben Gurion University of the Negev (The Research and Development Authority)(RDA), jointly and severally, (hereinafter referred to as "APRDA")

                                                                 of the one part

and Solmecs Corporation N.V. (hereinafter referred to as "Solmecs")

                                                               of the other part

     Whereas RDA engages, inter alia, in the carrying of scientific research projects; and

     Whereas AP was incorporated by the Ben Gurion University as the business arm of RDA for the exploitation of marketing of the knowledge and know-how accumulated within RDA; and

     Whereas RDA has conducted research, by Professor Jeremiah Branover, and developed know-how in the field of energy utilization by means of Liquid Metal Magnetohydrodynamic system and has filed patents applications relating to the said know-how in various countries as more particularly detailed in Schedule A to this Agreement. (The patent applications and the patents already registered in the name of RDA will hereunder be referred to as "The Patents") and the method and know-how therein contained and any future development of same by RDA shall hereinafter be referred to as - "The Process"); and

     Whereas Solmecs is desirous of encouraging further research and development of the process and its application for commercial and industrial use and to realize the commercial and industrial potential of the process; and

     Whereas the parties are desirous of entering into arrangements for the sale and assignment of APRDA to Solmecs of the Patents and Patent Applications and of RDA's know-how relating to the process, and for the conduct of research in connection with the process hereafter set forth, and for all the other purposes hereinafter set out; and

     Whereas Solmecs is aware that APRDA has entered into agreements with the Government of Israel and BSF for the partial financing of the R&D of part of the process,

     NOW THEREFORE, in consideration of the premises and the mutual covenants and undertakings hereinafter set forth, it is agreed as follows:

1.   Preamble and Schedules

     1.01 The preamble to this Agreement forms an integral part of this Agreement.

     1.02 The Schedule attached to this Agreement form an integral part of this Agreement.

2.   Solmecs and its Aims

     2.01 APRDA is advised that: -

          Solmecs has been formed and registered in the Dutch Antilles as a limited company. It has also formed a subsidiary in the Netherlands (Solmecs Netherlands) and is in the process of forming a subsidiary in Israel (Solmecs Israel). It is agreed that Solmecs will be entitled to exercise its rights under this Agreement through all or any of its above mentioned subsidiaries.

     2.02 The main objects of Solmecs are to engage in any one or more ways of the exploitation of the process with a view to bring about the production of commercial and industrial MHD Generators based on the process; Solmecs Israel's main object is to bring about the erection of a pilot liquid metal MHD Generator (LMMG) to be developed in Israel, and if possible, thereafter, to produce or be engaged in the production of LMMG in Israel.

3.   Government Agreements

     3.01 APRDA is advised that Solmecs intends to negotiate with the Ministry of Industry, Commerce and Tourism and/or with the Ministry of Energy (hereinafter - "The Ministry") an agreement whereby Solmecs through RDA will undertake to carry out a research and development program whilst the Ministry will contribute part of the funds necessary for the implementation of the program (hereinafter - "The Government Agreement").

     3.02 At the request of Solmecs, RDA will prepare for submission to the Ministry a comprehensive and detailed research and development program for the research and development of the process within RDA. The scope of outlines of such research will be decided by Solmecs and will be such as will meet the research requirements in the Government Agreement.

     3.03 RDA undertakes to furnish Solmecs and the Ministry with all such further particulars as may be required by them in respect to the R&D program or programs. RDA shall, if so required by Solmecs, deal directly as best as it can with the Ministry in matters affecting the allocation of funds or part of them pursuant to the Government Agreement and at the request of Solmecs it will promptly and efficiently assist Solmecs to pursue the processing of the said R&D programs and applications for funds arising therefrom.

4.   RDA Services and Coordination thereof

     4.01 Solmecs hereby engages the services of RDA to carry out the research and development work involved in the transformance of the process from its present stage to a pilot LMMG and RDA hereby undertakes towards Solmecs that it will carry out the said research and development work to the best of its ability.

     4.02 The said research and development work will be exercised by RDA team headed by Professor Jeremiah Branover (hereinafter "The Team").

     4.03 Solmecs will appoint a Project Manager and/or such other personnel as it considers necessary for the advancement of the interests of Solmecs, including the research and development side of Solmecs' activities and RDA shall cooperate with the Project Manager and such other Solmecs personnel.

     4.04 In case the Government Agreement is signed, RDA will acquaint itself with its terms and will assist Solmecs to comply with all the scientific conditions imposed by the Ministry, in connection with the R&D programs approved by the Ministry including the reporting to the Ministry and all other obligations relating to the conduct of the R&D as are contained in the Government Agreement, and furnish Solmecs with all interim and other reports, as will be contemplated under the Government Agreement.

     4.05 RDA shall render Solmecs all aid as may be necessary to prepare any patent applications.

     4.06 Within 30 days after expiration of every period of three months from date of commencement of research hereunder,

          RDA shall furnish the Project Manager with detailed written report of the work done pursuant thereto, in the said three month period, and a financial report showing monies disbursed in the said three month period. If reports, as aforesaid, have been prepared by RDA for the Ministry, they shall serve also as reports to Solmecs under this Clause.

     4.07 Whenever the Project Manager may consider it advisable, the Project Manager will meet with the members of the Team to discuss progress of the research and forthwith thereafter a Minute of such meetings shall be prepared.

     4.08 The first research and development program to be prepared and executed by RDA shall be for a period of one year thereafter. If further research is required, the parties will agree on the continuation of the research.

     4.09 RDA undertakes that all research work carried out by it in reference to the process and all research work to be carried out by it in future under this Agreement has been performed by it in accordance with accepted university research standards in the past and will be so performed by it in future.

     4.10 RDA shall keep all contemporary records of research and all financial records in good and efficient order, and preserve for the benefit of Solmecs all records and archives relating thereto. Solmecs shall be entitled to access thereto and copies thereof.

     4.11 Subject to the provisions of paragraph 5.07 hereof RDA shall not during the currency of this Agreement, and while AP is entitled to Royalties hereunder, perform research or development work in connection with the process for any party other than Solmecs and the results of all research or development work carried out by it in connection with the process are hereby assigned to Solmecs.

5.   Patent Applications - Ownership etc.

     APRDA covenants and represents as follows:

     5.01 That RDA is the sole owner of all right, title and interest in the Patents and that the subject matters of such Patents and Patent Applications do not, as far as it is aware, infringe upon any other patents heretofore issued.

     5.02 That, as far as APRDA is aware, there is no other person, firm or corporation having any title or interest in the Patents or claiming title through any other person, firm or corporation, which bar APRDA from undertaking upon itself its obligations hereunder.

     5.03 That subject to the situation described in paragraph 5.06 hereof, there are no outstanding licenses or agreements of any kind on the part of APRDA relating to the process or to the manufacture, use or sale of the process.

     5.04 That subject to the provisions of paragraph 5.07 hereof it has full power to make the assignment and to grant the rights and privileges herein given.

     5.05 That any development or modifications made by RDA to the said Patents and process and amounting to a substantial improvement shall accrue for the benefit of Solmecs.

     5.06 That RDA has entered into some kind of an arrangement whereby it appointed representatives to assist RDA in commercializing U.S. Patent No. 4191901 which is part of the process, in the United States. RDA hereby assigns to Solmecs all its rights and powers under the said arrangement, and Solmecs, at its own discretion, will be entitled, inter alia, to accept or reject any offer brought forward by the said representatives. Copy of said arrangements was given to Solmecs.

     5.07 If at any stage after the discontinuation of research and development of the process at RDA, Solmecs does not proceed with commercializing the process, then the rights will remain with, or revert to, as the case may be, APRDA, and if APRDA later makes commercial use of the process a way will be found to involve Solmecs, or to reimburse Solmecs for its investments.

6.   Assignment of Rights to the Process

     6.01 APRDA hereby grants unto Solmecs the sole right to exploit the process. Solmecs will exploit the process through manufacturing and/or licensing others to manufacture products based on the process.

     6.02 After a pilot LMMG is built, APRDA will assign and transfer to Solmecs all title and interest in the Patents and all title and interest in the Patents and all research and development know-how, and all other rights which it may possess in and to the process and howsoever relating to the process. APRDA undertakes to execute any and all documents reasonably required by Solmecs to implement the assignment to Solmecs the sale and exclusive ownership in and to the Patents and the process know-how.

     6.03 In virtue of the aforesaid Solmecs shall have the sole and exclusive right to the production, marketing, sale and distribution of the Products, the Patents and the process and/or any other patents filed pursuant to this Agreement or any renewals or extension for the said Patents and improvements thereon.

     6.04 APRDA hereby covenants and represents that the assignment to Solmecs of Patents and research and development know-how referred to in this Agreement, constitutes a full and complete irrevocable assignment and transfer, as the case may be, of all information, matters, patents and all other rights which RDA may possess with respect to the process and that APRDA has the full power to licence, assign and transfer the same.

     6.05 Every intention, process, device or other benefit, including know-how relating to the process as shall be invented or otherwise accrue in the course of or pursuant to the research conducted by RDA under this Agreement, shall be considered part of the process and shall be assigned to Solmecs. RDA shall assist Solmecs in securing the registration in favour of Solmecs of Patents and/or other legal protection for all such inventions, processes, devices, know-how or other benefits as aforesaid.

7.   Infringements.

     7.01 In the event any Rights or Patents hereunder shall be infringed, Solmecs may, at its own expense, prosecute any action necessary to protect its rights under this Agreement, and any moneys received through such action shall be retained by Solmecs. APRDA shall, at the request and cost of Solmecs, furnish Solmecs with such assistance as it is capable. APRDA will be entitled to receive royalties from compensation received by Solmecs for loss of income.

     7.02 In the event that any action is commenced against Solmecs which alleges that the subject of Patents and/or Patent Applications or any of its improvements included within the scope of this Agreement infringes the claims of any patent, or is otherwise invalid, Solmecs shall have the privilege but it shall not be obligated to defend such action at its expense.

     7.03 In the event that Solmecs will be entitled to be compensated by APRDA, because of damage caused to Solmecs as a result of one or more of APRDA's representations in paragraphs 5.01 through 5.05 hereof being incorrect, then such compensation will in no case exceed the total amounts advanced or paid by Solmecs to APRDA as Royalties pursuant to this Agreement - without interest, but linked to the U.S. Dollar.

8.   Financial Provisions

     8.01 Solmecs agrees to finance the research and development program to be implemented by the Team during the 12 month period starting on June 1st, 1980 and ending on May 31, 1981, in accordance with the budget attached hereto as Schedule "B" (the yearly budget). Solmecs' obligation is to finance that part of the budget which is not covered by government or other funds.

     8.02 30 days from the end of every three months' period RDA will furnish Solmecs with a report, detailing monies spent in accordance with the budget within the said three months and monies received from the Government of Israel as grants or otherwise towards the cost of the research and development of the process. Solmecs will pay to RDA, within 10 days as of receipt of such report, the excess of the expenditures over monies received from the Government together with a sum to cover the salaries for the next month period. Any excess monies received from the Government over and above expenditures, will be forwarded toward the expenditures in the next three months.

     8.03 All payments made hereunder to RDA, shall be made against accounts from RDA.

     8.04 APRDA is advised that Solmecs intends to perform part of the research and development program, more particularly that involved in the building of the Pilot LMMG outside of the RDA Laboratory (hereinafter - "The Outside Development"). Solmecs will bear all expenses involved in the Outside Development.

     8.05 Solmecs will pay RDA the sum of $20,000 as an advance payment toward the payments due to RDA from Solmecs for research for the first three months period.

     8.06 Solmecs intends, but does not oblige itself, to cause grants and donations from abroad to be granted or donated to RDA. It is agreed between the parties that such grants and donations, from whatever source, will be allocated as follows:

          25% - will belong to RDA

          25% - will be used towards meeting Solmecs's obligations as per paragraph 8.01 hereof and/or toward covering Solmecs's activities towards the utilization of the process.

9.   Royalties

     9.01 In consideration of the sole licensing and assignment to Solmecs of the Patents and of the research and development know-how, and other rights in and relating to the process, and in consideration of APRDA's other undertakings in their Agreement, Solmecs shall pay to RDA or cause its subsidiaries to pay to RDA an amount equal to three (3%) percent of the sale price of Solmecs' sales of the LMMG produced by Solmecs or for Solmecs in accordance with the process and twenty (20%) percent of Income received by Solmecs, Solmecs Israel and Solmecs Netherlands from licensing or from allowing firms or bodies at arms' length outside of Israel to use the process or any part of it.

     9.02 "The sale price of Solmecs' Israel sales of LMMG produced in Israel" - means their actual ex factory price less taxes included in the price or levied thereon.

     9.03 The date for payment of the Royalties based on sales, will be quarter-annual for amounts received on account of sales during the past three months. The date for payment of Royalties based on lump sums for licensing the process abroad will be 30 days as of the receipt of the Royalties by Solmecs.

     9.04 Royalties due to RDA resulting from income from a country where one or more of the patents is registered will last during the period for which such patent gives protection to the process in accordance with the laws of that country. Royalties deriving from countries where there are no patents registered will be paid during a period of 8 years starting as of the date when the accumulated royalties paid to RDA in accordance with this Agreement will reach the sum of $250,000 or until the expiration of the patent now registered in Israel, whichever period is shorter.

10. Equipment

    10.01 Whenever equipment is purchased for the purposes of the research they shall be maintained by RDA in good and serviceable order, the cost of such maintenance to be part of the research budget and upon termination of the research all such equipment which is still serviceable shall be delivered to Solmecs or disposed of on its instructions.

11. Confidentiality

    11.01 APRDA and Solmecs shall maintain in strict confidence all information not in the public domain disclosed under this Agreement, shall oblige their employees, both during the period of their employment and thereafter, to maintain the said information in strict confidence, and shall take all reasonable steps to enforce the fulfillment of such obligations by their employees. Solmecs shall be entitled to import to any assignee or licensee or sub-licensee such information as may reasonably be required in the circumstances. In any Agreement signed with a Licensee or Assignee the Agreement shall stipulate that they shall maintain in strict confidence all information, not in the public domain, disclosed to them and that they shall take all reasonable steps to enforce the fulfillment of such obligations by their employees.


    11.02 Articles and the like relating to any research hereunder prepared by scientists engaged by RDA shall not be published unless previously approved for publication in writing by Solmecs, but Solmecs shall not be entitled to withhold such approval unless publication would prejudice any of Solmecs' rights hereunder.

12. Non Partnership or Joint Venture

    12.01 Nothing in this Agreement shall be deemed to create any relationship of Partnership, Joint Venture or otherwise between the Parties, it being expressly agreed and understood that the rights and obligations between the parties shall be only as specifically set forth herein.

13. Arbitration

    13.01 In the event of any differences or dispute between the parties, arising under this Agreement, such dispute shall be referred to arbitration under the Israel Law of Arbitration. The Arbitrator shall be such person as shall be appointed by consent by the President of RDA and the Chairman or failing him the Managing Director for the time being of Solmecs, and his award or decision shall be final and not subject to appeal or review.

14. Law

    14.01 This Agreement shall be governed by the Laws of the State of Israel.

15. Stamp Duty

    15.01 Solmecs will bear all stamp duties due on this Agreement.

16. Addresses

    16.01 The addresses of the parties for the purpose of sending any notice or court documents under or relating to this Agreement shall be as follows: and any notice sent by registered mail in Israel shall be deemed received within ten (10) days of dispatch of such notice.

          APRDA - Ben Gurion University, Beer Sheva, Israel

          Solmecs - Handelskade 8, Curacao, Dutch Antilles.

    IN WITNESS WHEREOF, the parties hereto have hereunto set their signatures on the date first above appearing.



[UNINTELLIGBLE]                           /s/ David Schrieber
----------------------------------      --------------------------------
BEN GURION UNIVERSITY OF THE NEGEV      SOLMECS CORPORATION, N.V.


/s/ J. Schechter
----------------------------------
ADVANCED PRODUCTS BEER SHEVA LTD.

                                  SCHEDULE 'A'


     Patent Applications and Patents registered in the name of RDA.


1.   USA            Patent No. 4,191,901                 granted June 1979

2.   ISRAEL         Application No. 57,200                       4/5  1979

3.   UNIFIED EUROPEAN APPLICATION                        Applies 2/5  1980

3.1  BRITAIN

 .2  FRANCE

 .3  GERMANY

 .4  SWEDEN

 .5  HOLLAND

 .6  SWITZERLAND

 .7  ITALY

 .8  AUSTRIA

 .9  BELGIUM

 .10 LUXEMBURG

4.   CANADA

5.   SOUTH AFRICA

6.   AUSTRALIA

7.   BRAZIL

8.   MEXICO

9.   JAPAN

                                    AGREEMENT


     Budget for SOLMECS' contribution to R&D costs of APRDA within laboratory.

1.   BUDGET    ($,USA)

                                                                    1st Quarter
          ITEM                                     PER ANNUM        1/6-31/8/80

 .1.1     Salaries                                   52,000            13,000

 .1.2     Overhead loading (see 2.4)                 17,333             4,333

 .2       Materials and equipment                    55,000            13,750

 .3       Travel expenses                             5,000             1,250

 .4       Sundries                                    4,000             1,000
          ---------------------------------------------------------------------
          Subtotal                                  133,333            33,333

 .5       Less Grants due:

 .5.1     Ministry Of Energy*          63,000

 .5.2     Binational Foundation        33,000
                                       ------

          Subtotal deduction of grants              -96,000           -24,000
                                                    ---------------------------
          Net Budget                                 37,333             9,333

 .6       ADVANCES (1st Quarter only)

 .6.1     *Against future receipt of Ministry of Energy funds          10,000

          SUM TO BE TRANSFERED TO APRDA WITHIN 7 DAYS
          OF AGREEMENT DATE                                           $19,333

 .6.2     Against refurbishment of laboratory extension
          Cheque 144538 handed to Mr. Lapide 30/5/80 for
          a/c 5507249 within Mechanical Eng. Dept. to be
          credited to SOLMECS from MOE funds                          $ 4,500

 .7       Disbursed on extension of patent cover                        7,000

          Other expenses incured/committed                             12,500
                                                                       ------

          TOTAL SOLMECS COMMITTED FUNDS AS AT AGREEMENT               $43,333
          ---------------------------------------------------------------------

2.        NOTES

 .1 The budget is intended to cover costs incurred by APRDA directly related to the development of the system as outlined in Para. 4 of the Agreement.

 .2 The sum stated are estimates and will therefore be revised by mutual agreement in the light of actual expenditures reported quarterly by APRDA to SOLMECS (8.02)

 .3 'Salaries' is taken to mean that proportion of salaries paid by the University or the RDA that relates to work carried out on the development of the system and excludes that proportion that relates to teaching or other responsibilities of the 'team' not directly related to the project.

 .4 An overhead 'loading' of 33.33% will be added to the salaries as defined in 2.3.

 .5 SOLMECS agrees to accept retroactive salary increases implemented by APRDA.

 .6 No overhead 'loading' will be applied to materials and equipment if handled by SOLMECS.